Exhibit 99.1

Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8225

CACHÉ REPORTS THIRD QUARTER FISCAL 2014 RESULTS

Third Quarter Comparable Store Sales Increase 0.2%

October Comparable Store Sales Increase 4%

New York, New York — November 10, 2014 — CACHÉ, Inc.  (NASDAQ: CACH), a national multi- channel specialty retailer of women’s apparel and accessories, reported results for the thirteen (“third quarter”) and thirty-nine week periods (“first nine months”) ended September 27, 2014.

For the 13-week period ended September 27, 2014:

•                  Net sales were $46.1 million with 14 fewer stores compared to $47.2 million in the third quarter of fiscal 2013;

•                  Comparable store sales increased 0.2% following a comparable store sales increase of 6.0% in the third quarter of fiscal 2013;

•                  Operating loss totaled $11.5 million and included employee separation charges of $293,000. This compares to operating loss of $9.4 million in the third quarter of fiscal 2013, which included employee separation charges of $638,000; and

•                  Net loss totaled $12.5 million, or ($0.41) per diluted share, as compared to net loss of $9.5 million or ($0.45) per diluted share in the third quarter of fiscal 2013.

Jay Margolis, Chairman and Chief Executive Officer, commented, “We achieved positive same store sales comps in our brick-and-mortar channel during the third quarter of 2014, which is noteworthy as we were up against positive comps on a year-over-year basis.  At the beginning of third quarter 2014, we re-launched our new website and experienced issues related to the launch which had an adverse impact on our e-commerce channel during the quarter.  We have now worked through most of these issues and our e-commerce business has returned to positive comps. Notably, we have continued to see positive trends in all channels in October.”

“We believe that this holiday season will bring a more powerful assortment of special occasion dresses and an expanded assortment of outerwear and beautifully curated accessories for gift giving.  We have confidence in the market potential for our upcoming launches, including a new collection curated by Tina Knowles; and designer collaborations from Badgley Mischka and Vera Wang.  This is an exciting new move to collaborate with great designers under their label on exclusive designs available only to CACHÉ customers,” Margolis concluded.

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For the 39-week period ended September 27, 2014:

•                  Net sales were $147.6 million compared to $160.8 million in the first nine months of fiscal 2013;

•                  Comparable store sales decreased 6.2% following an increase of 1.4% in the first nine months of fiscal 2013;

•                  Operating loss totaled $29.8 million and included employee separation charges incurred of $702,000. This compares to an operating loss of $18.7 million in the first nine months of fiscal 2013 and included employee separation charges incurred of $3.1 million; and

•                  Net loss was $31.2 million or ($1.24) per diluted share, as compared to a net loss of $28.9 million or ($1.66) per diluted share in the first nine months of fiscal 2013.

Gross profit for the third quarter of fiscal 2014 was $12.5 million, or 27.1% of net sales, compared to $14.4 million, or 30.4% of net sales, in the third quarter of fiscal 2013. For the first nine months of fiscal 2014, gross profit was $42.5 million, or 28.8% of net sales, compared to $53.7 million, or 33.4% of net sales in the first nine months of fiscal 2013. The decrease in gross margin for the third quarter and first nine months of fiscal 2014 was the result of greater promotional activity, lower initial markups, and the de-leverage of occupancy costs.

In total, operating expenses for the third quarter of fiscal 2014 were $24.0 million, or 52.0% of net sales, as compared to $23.8 million, or 50.3% of net sales, in the third quarter of fiscal 2013. For the first nine months of fiscal 2014, operating expenses were $72.3 million, or 49.0% of net sales, compared to $72.5 million, or 45.1% of net sales, in the first nine months of fiscal 2013. The increase in operating expenses as a percent of sales for the third quarter and first nine months of fiscal 2014 was primarily driven by the reduction in sales and increased marketing expenses.

At September 27, 2014, cash totaled $545,000, as compared to $4.4 million in cash at September 28, 2013. Total inventory at cost increased $6.0 million at quarter end from the prior year period. The increase in inventory as compared to the quarter end last year was driven by an increase in the mix of dress inventory this year and unusually low inventory levels last year given the efforts to liquidate non-performing assortments in fiscal 2013.  The Company ended the quarter with $16.1 million borrowings under its credit facility.

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A table summarizing financial results follows:

	39 Weeks Ended		13 Weeks Ended
		As adjusted		As adjusted
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013
	($ thousands, except for per share data, share numbers and store count)
Net sales	$147,558	$160,853	$46,053	$47,221
Operating loss	$(29,799)	$(18,742)	$(11,475)	$(9,416)
Net loss	$(31,246)	$(28,889)	$(12,515)	$(9,456)
Diluted loss per share	$(1.24)	$(1.66)	$(0.41)	$(0.45)

Basic and diluted weighted average shares outstanding	25,234,000	17,450,000	30,521,000	21,090,000
Number of stores open at end of period	236	250	236	250

The Company changed its method of accounting for its retail finished goods inventory effective December 29, 2013 from the retail inventory method (“RIM”) to the lower of cost or market with cost being determined on the first-in, first-out basis. The effect of this change on the net loss for the 13-week period and 39-week period ended September 28, 2013 was a increase in the loss by $1,459,000 to $(0.45) and a reduction in the loss by $771,000 to $(1.66) per share, respectively. Refer to schedule on Change in Accounting Principle attached.

Conference Call Information

The Company announced that it will conduct a conference call to discuss its third quarter fiscal 2014 results today, November 10, 2014, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.CACHÉ.com. A replay of this call will be available at 7:30 p.m. ET on November 10, 2014 and remain active until 11:59 p.m. ET on November 17, 2014.  The replay can be accessed by dialing (877) 870-5176 and entering confirmation code 13594522.

About CACHÉ Inc.

CACHÉ is a national multi-channel specialty retailer dedicated to dresses, sportswear and accessories designed for special occasions and daily glamour. The Company currently operates 238 boutiques each of which offers premier service and a high-touch shopping experience. Recognized as industry experts, CACHÉ has dressed fashionable women for over three decades. CACHÉ boutiques are primarily situated in center court locations in America’s top malls in 41 states, the Virgin Islands and Puerto Rico.

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Forward-Looking Statements and Other Information

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although CACHÉ, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, our ability to successfully implement our business strategy and to integrate new members of management, industry trends, merchandise and fashion trends, competition, seasonality, changes in general economic conditions and consumer spending patterns, factors specific to our Company and merchandise, such as demand for our merchandise and markdowns. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission (the “SEC”), including the section of our Annual Report on Form 10-K filed with the SEC on March 25, 2014 titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

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CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

		As adjusted	As adjusted
	September 27,	December 28,	September 28,
	2014	2013 (1)	2013 (1)
ASSETS

Current assets:
Cash and equivalents	$545,000	$4,513,000	$4,363,000
Certificate of deposit - restricted	—	—	1,750,000
Receivables, net	3,637,000	2,806,000	2,610,000
Income tax receivable	—	—	49,000
Inventories, net	27,474,000	24,941,000	21,499,000
Prepaid expenses and other current assets	1,556,000	1,272,000	1,354,000
Total current assets	33,212,000	33,532,000	31,625,000

Equipment and leasehold improvements, net	19,599,000	18,221,000	19,814,000
Intangible assets, net	102,000	102,000	102,000
Other assets	827,000	1,384,000	1,449,000

Total assets	$53,740,000	$53,239,000	$52,990,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Book overdraft	$1,679,000	$—	$—
Line of credit	16,141,000	—	—
Accounts payable	11,317,000	10,856,000	8,981,000
Accrued compensation	2,006,000	4,317,000	3,223,000
Accrued liabilities	11,793,000	11,197,000	10,374,000
Total current liabilities	42,936,000	26,370,000	22,578,000

Other liabilities	8,173,000	8,818,000	9,285,000

Commitments and contingencies

STOCKHOLDERS’ EQUITY

Common stock, par value $.01; authorized, 40,000,000 shares; issued 34,763,079, 25,220,092 and 25,213,370	348,000	252,000	252,000
Additional paid-in capital	76,671,000	60,830,000	60,489,000
Retained earnings (accumulated deficit)	(34,482,000)	(3,236,000)	181,000
Treasury stock, 3,725,695, 3,682,199, and 3,682,199 shares, at cost	(39,906,000)	(39,795,000)	(39,795,000)
Total stockholders’ equity	2,631,000	18,051,000	21,127,000

Total liabilities and stockholders’ equity	$53,740,000	$53,239,000	$52,990,000

(1) See attached Change in Accounting Principle schedule

CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

		As adjusted
	39 Weeks Ended	39 Weeks Ended
	September 27,	September 28,
	2014	2013 (1)

Net sales	$147,558,000	$160,853,000

Cost of sales, including buying and occupancy	105,062,000	107,122,000

Gross profit	42,496,000	53,731,000

Expenses
Store operating expenses	56,579,000	54,729,000
General and administrative expenses	15,014,000	14,652,000
Employee separation charges	702,000	3,092,000
Total expenses	72,295,000	72,473,000

Operating loss	(29,799,000)	(18,742,000)

Other expense (income):
Amortization and write off of deferred financing cost	1,019,000	37,000
Interest income	(1,000)	(22,000)
Interest expense	229,000	—
Total other expense, net	1,247,000	15,000

Loss before income taxes	(31,046,000)	(18,757,000)

Income tax provision	200,000	10,132,000

Net loss	$(31,246,000)	$(28,889,000)

Basic loss per share	$(1.24)	$(1.66)

Diluted loss per share	$(1.24)	$(1.66)

Basic weighted average shares outstanding	25,234,000	17,450,000

Diluted weighted average shares outstanding	25,234,000	17,450,000

(1) See attached Change in Accounting Principle schedule

CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

		As adjusted
	13 Weeks Ended	13 Weeks Ended
	September 27,	September 28,
	2014	2013 (1)

Net sales	$46,053,000	$47,221,000

Cost of sales, including buying and occupancy	33,561,000	32,868,000

Gross profit	12,492,000	14,353,000

Expenses
Store operating expenses	18,764,000	17,894,000
General and administrative expenses	4,910,000	5,237,000
Employee separation charges	293,000	638,000
Total expenses	23,967,000	23,769,000

Operating loss	(11,475,000)	(9,416,000)

Other expense (income):
Amortization and write off of deferred financing cost	911,000	37,000
Interest income	—	(5,000)
Interest expense	104,000	—
Total other expense, net	1,015,000	32,000

Loss before income taxes	(12,490,000)	(9,448,000)

Income tax provision	25,000	8,000

Net loss	$(12,515,000)	$(9,456,000)

Basic loss per share	$(0.41)	$(0.45)

Diluted loss per share	$(0.41)	$(0.45)

Basic weighted average shares outstanding	30,521,000	21,090,000

Diluted weighted average shares outstanding	30,521,000	21,090,000

(1) See attached Change in Accounting Principle schedule

Change in Accounting Principle

Effective December 29, 2013, the Company elected to change its method of accounting for its retail finished goods inventory from the retail inventory method (“RIM”) to the lower of cost or market, with cost being determined on the first-in, first-out method. The RIM method does not track the valuation of inventory and the cost of goods sold at the individual item level, but instead calculates the valuation of inventory and cost of goods sold by applying a calculated cost to retail relationship to the value of retail inventories and cost of goods sold. The Company believes the method of tracking cost at the individual item level is a preferable method as it matches the actual merchandise costs with the respective revenues. The cumulative effect of this accounting change as of December 30, 2012 was decreases of $737,000 in inventories, $123,000 in deferred tax assets and $860,000 in accumulated deficit.  The effect of this accounting change on the Company’s financial statements as of December 28, 2013 and September 28, 2013 and for the 39- and 13-week periods ended September 28, 2013 are presented below.

	As reported		As adjusted	As reported		As adjusted
	December 28,		December 28,	September 28,		September 28,
	2013	Adjustments	2013	2013	Adjustments	2013
Condensed Consolidated Balance Sheets
Inventories, net	$23,673,000	$1,268,000	$24,941,000	$21,588,000	$(89,000)	$21,499,000
Retained earnings (accumulated deficit)	(4,504,000)	1,268,000	(3,236,000)	270,000	(89,000)	181,000

	39-Weeks ended			13-Weeks ended
	As reported		As adjusted	As reported		As adjusted
	September 28,		September 28,	September 28,		September 28,
	2013	Adjustments	2013	2013	Adjustments	2013
Condensed Consolidated Statement of Operations
Cost of sales, including buying and occupancy	$107,770,000	$(648,000)	$107,122,000	$31,409,000	$1,459,000	$32,868,000
Loss before income taxes	(19,405,000)	648,000	(18,757,000)	(7,989,000)	(1,459,000)	(9,448,000)
Income tax provision	10,255,000	(123,000)	10,132,000	8,000	—	8,000
Net loss	(29,660,000)	771,000	(28,889,000)	(7,997,000)	(1,459,000)	(9,456,000)
Basic loss per share	(1.70)		(1.66)	(0.38)		(0.45)
Diluted loss per share	(1.70)		(1.66)	(0.38)		(0.45)